Exhibit 5.1

[LETTERHEAD OF COVINGTON & BURLING]

January 26, 2006

Traffic.com, Inc.
851 Duportail Road
Wayne, PA 19087

Ladies and Gentlemen:

        We are acting as counsel to Traffic.com, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of (i) the Registration Statement on Form S-1 (File No. 333-127973), as amended, (the "Initial Registration Statement"), and (ii) a Registration Statement on Form S-1 filed pursuant to Rule 462(b) (the "462(b) Registration Statement" and together with the Initial Registration Statement, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the offering of up to 7,532,500 shares of common stock, $0.01 par value per share, of the Company. Of the shares of common stock to be registered pursuant to the Registration Statement, up to 7,379,392 shares are being offered by the Company (the "Primary Shares"), and up to 153,108 shares are being offered by certain selling stockholders (the "Secondary Shares" and together with the Primary Shares, the "Shares"). The Shares include an over-allotment option granted to the underwriters of the offering to purchase up to an additional 829,392 Shares from the Company and 153,108 Shares from certain of the selling stockholders, for a total over-allotment option of 982,500 Shares.

        The Shares are to be sold by the Company pursuant to an underwriting agreement (the "Underwriting Agreement"), dated January 24, 2006, entered into by and among the Company, the underwriters named therein and the selling stockholders named therein, the form of which has been filed as Exhibit 1.1 to the Initial Registration Statement.

        We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

        We have relied as to certain factual matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

        Based upon the foregoing, we are of the opinion that the Primary Shares, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, and assuming compliance with the Act, will be validly issued, fully paid and non-assessable, and that the Secondary Shares have been duly authorized and are validly issued, fully paid and non-assessable.

        We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than (1) the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, (2) the law of the State of New York and (3) the Federal law of the United States of America.

        We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ COVINGTON & BURLING